As filed with the Securities and Exchange Commission on October 4, 2006.

Registration No. 333-136078

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Analytical Surveys, Inc.

(Exact name of registrant as specified in its charter)

Colorado	84-0846389
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9725 Datapoint Drive, Suite 300B

San Antonio, Texas 78229

(210) 657-1500

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With copy to:

Lori A. Jones, CEO	David F. Taylor, Esquire
9725 Datapoint Drive, Suite 300B	Locke Liddell & Sapp LLP
San Antonio, Texas 78229	600 Travis Street, Suite 3400
(210) 657-1500	Houston, Texas 77002
(713) 226-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 4, 2006.

PRELIMINARY PROSPECTUS

752,072 Shares

Analytical Surveys, Inc.

Common Stock

We have prepared this prospectus to allow the persons named in this prospectus under the caption the “Selling Shareholders” to sell up to 752,072 shares of our common stock. The 752,072 shares registered hereunder represent (i) 564,054 shares issuable upon exercise of a Class E common stock purchase warrant issued to Longview Fund, LLP; and (ii) 188,018 shares issuable upon exercise of a Class E common stock purchase warrant issued to Alpha Capital AG.

The selling shareholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the NASDAQ Capital Market or such other securities exchange on which our common stock is traded at the time of the sale, at prevailing market prices, or at privately negotiated prices. The selling shareholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders.  You may find more information concerning how the selling shareholders may sell these shares under the caption “Plan of Distribution.”

The selling shareholders will receive all of the net proceeds from the sale of the shares of common stock offered by this prospectus. We are paying all of the expenses of registration incurred in connection with this offering, but the selling shareholders will pay all selling and other expenses.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “ANLT.” The closing sale price of our common stock, as reported on the NASDAQ Capital Market on October 3, 2006 was $0.69.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” on page 4 for information that you should consider before purchasing these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus and any representation to the contrary is a criminal offense.

This date of this prospectus is                        , 2006.

PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and may not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, including the more detailed information regarding the Company, the risks of purchasing our common stock discussed under “Risk Factors” and our financial statements and the accompanying notes.  In this prospectus, “we,” “us,” “Company” and “our,” refer to Analytical Surveys, Inc., unless the context otherwise requires.  Unless otherwise indicated, the term “year,” “fiscal year,” or “fiscal” refers to our fiscal year ending September 30th.  Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to shares of common stock, no par value per share, of Analytical Surveys, Inc..

Background

The Company was formed in 1981 and has, since inception, provided customized data conversion, spatial data management and technical services for the geographic information systems market. Geographic information systems (“GIS”) consist of computer software, hardware, data, and personnel that are designed to help manipulate, analyze, and present information that is tied to a spatial (geographic) location.

Our customers today use GIS technology to:

•               improve network operations business processes in order to reduce operating expenses;

•               improve corporate customer information processes that capture, report and monitor information related to usage, billing, payments, order processing, special service requests, and records documentation; and

•               access and update accurate information regarding the location, condition, and function of physical assets in support of operations and maintenance of facilities.

In the last two fiscal years, there has been an increase in demand for GIS solutions, but we have experienced a significant decrease in demand for GIS data conversion services.  We believe that the primary reason for such decrease is that existing and potential customers have been using newly emerging technology to reduce the need for outsourcing GIS data conversion services, which historically accounted for as high as 75% of the total cost of a typical GIS solution.  Specifically, the emergence in recent years of commercial off-the-shelf (“COTS”) hardware and software solutions for gathering satellite remote sensing base data and topographic, planimetric and cadastral data have given customers increased capabilities to replace our services with an in-house, significantly lower cost alternative.  This shift to COTS, coupled with offerings from service firms with large labor content in India, has resulted in lower margins and increased competition in the industry.  Our financial results reflected this trend.  In fiscal years 2003, 2004 and 2005, respectively, our revenues were $15.0 million, $11.6 million and $6.1 million, respectively, and, in spite of significant cost cutting measures, we experienced in those years a net loss of $3.9 million, $1.2 million and $3.3 million, respectively.

During fiscal 2005, we examined a broad spectrum of business opportunities related to the GIS sector.  We evaluated acquisitions that would facilitate our entrance into the federal markets and various other opportunities, including software and service solutions for location based services and state and local GIS initiatives.  As of the date of this prospectus, we have not identified an acceptable acquisition serving the GIS marketplace that produces suitable margins or sufficient returns on acquisition costs.  During the first quarter of the current fiscal year we reached the conclusion that entering the energy sector, by engaging in the exploration and production of oil and gas, would be in our best interests.  This conclusion was based on the experience of two members of our Board of Directors who have relative experience  in exploration and production of oil and gas and, given the all-time high prices for hydrocarbon products, management’s belief that such activities will yield a better than average return that would bring us back into profitability.  We have continued performing our existing GIS contracts.  However, as of June 30, 2006, we are in the final months of completion of substantially all material contracts, with the exception of one contract that will extend into fiscal 2007.  In order to maximize the cash flow that can be obtained from our existing GIS contracts, effective August 1, 2006, we sold the assets associated with our Wisconsin-based operations.

On December 7, 2005, we engaged Pluris Partners, Inc., a merchant banking firm specializing in mergers and acquisitions, private equity placement and financial advisory services, to facilitate our entry into the energy sector.  Pluris Partners recommended a strategy of acquiring working interests in oil and gas properties in a series of drilling programs and, generally, of seeking and taking advantage of acquisition opportunities in the energy sector, including both exploration and production operations and technology solutions, and any other sector that was deemed attractive.  We endorsed this strategy with the intention of financing this expansion through private placements of equity supplemented by issuance of debt, which is dependent on the terms on which we are able to negotiate, if any.  The Company has begun a deliberate process of transforming its business from a GIS services provider to an independent oil and gas enterprise, seeking to leverage non-operating participation in high quality drilling and production prospects for the development of U.S. on-shore oil and natural gas reserves.

Our initial steps in implementing this strategy included the purchase of a twenty percent (20%) working interest (with a 16.7% net revenue interest) in an oil well designated as Welker 1-7, located in Pawnee County, Oklahoma for $300,000 cash in February 2006.  Contemporaneously with such purchase, we entered into an operating agreement with the seller and owner of the other 80% working interest.  Additionally, in March 2006, we purchased certain oil and gas working interests and field equipment for 129,032 shares of our common stock having a fair market value (equal to the closing bid on March 14, 2006) of $1.55 per share, or $200,000, plus $150,000 in cash.

As previously reported, these acquisitions were financed by us in part from proceeds of a $760,000 private placement of the Series A Convertible Preferred Stock (convertible into 598,425 shares of our common stock) (the “A Preferred”) accompanied by Class A Warrants (exercisable into 299,212 shares of our common stock at $1.34 per share) and Class B Warrants (exercisable into 299,212 shares of our common stock at $1.49 per share).  As of the date of this prospectus, 280,000 shares of the Series A Convertible Preferred Stock remain outstanding. None of the Class A and Class B Warrants have been exercised.  The shares of our common stock issuable upon conversion of the A Preferred and exercise of the Class A and Class B Warrants were registered for resale under a Registration Statement on Form S-3 (Registration No. 333-132691) filed with the SEC on March 29, 2006, and which became effective on April 11, 2006.

In April 2006, we hired Donald L. Fryhover, a Senior Vice President, to lead the development and expansion into the energy sector, and formed the Energy Division, a business unit within the Company in which we will concentrate all of our oil and gas activities.

As part of the growth strategy of the Energy Division, we purchased a 12.5% working interest (with a 10% net revenue interest) in a relatively large natural gas well known as the Adrienne 1-9, located in Washita County, Oklahoma.  We purchased the leasehold interest for this well utilizing existing cash reserves.  Our obligation for tangible and intangible costs of drilling and completing the well would be approximately $1.5 million, of which $1.2 million was to be funded not later than May 31, 2006.

The purchase was based upon a review of the relevant geological, financial and other information, including the relative risk profile of the well and the identity and stature of the operator.  The Board of Directors believes this venture constitutes a unique opportunity to participate and align our operations with a highly respected operator that possess sophisticated knowledge and experience specific to the Anadarko basin and the structures underlying this portion of Washita County.  Geological data available for review included, among other things, proprietary 3D seismic.

The Board considered a number of factors, including:

•                  our continuing liquidity needs to operate and grow our business;

•                  the time-sensitive element involved in the Washita County investment;

•                  our need to expand our Energy Division since backlog in our traditional GIS services business continues to shrink;

•                  the unavailability of alternative financing on acceptable terms; and

•                  our need to maintain our shareholders’ equity in accordance with NASDAQ continued listing requirements.

The Private Placement

Our participation in the Washita County well was financed by means of a $2.0 million private placement which closed on May 31, 2006 (the “Closing Date”).  In exchange for a $2.0 million cash investment, we issued each of Longview Fund, L.P. and Alpha Capital AG (collectively, the “Investors”) a Convertible Secured Promissory Note, in the principal amount of $1.5 million and $.5 million, respectively, with a maturity date of May 31, 2008, and bearing interest at the rate of 14%, payable quarterly (collectively, the “Notes”).   The Notes were issued at face value without discount to the Investors.  The Investors also received, in the aggregate, Class E Warrants entitling the holders to purchase 752,072 shares of the Common Stock at an exercise price of $1.186 per share, the closing bid price of our common stock on May 31, 2006, but where the number of shares to be acquired by any holder through the exercise of the Class E Warrants does not cause the Investor to become the beneficial owner of more than 9.99% of the then total number of shares of the common stock outstanding (the “Maximum One Holder Exercise Limitation”).  Limited to these terms, the issuance of the Notes and the Class E Warrants did not require approval by the shareholders under the relevant NASDAQ Marketplace Rules.

However, the Notes were purchased by the Investors in exchange for several additional terms and conditions, including the issuance of Class C Warrants and Class D Warrants, the inclusion of additional shares of common stock issuable upon the exercise of the Class E Warrants and upon conversion of the Notes.  NASDAQ Marketplace Rules require shareholder approval for the issuance of shares of our common stock issuable pursuant to the additional terms and conditions contemplated in the Notes.  We solicited such shareholder approval at our Annual Meeting of the Shareholders held on August 29, 2006 (the “Approval”).  At that meeting, our shareholders failed to provide such Approval.  Consequently, pursuant to the terms of the Notes, on September 19, 2006, the Investors provided notice of acceleration of the maturity date of the Notes to October 19, 2006.  We are required to pay to the Investors in cash the aggregate principal amount of the Notes together with any accrued and unpaid interest.  As of the date of this prospectus, if the Note remains outstanding on October 19, 2006, the amount we must pay on that date will be $2,014,575.  As of the date of this prospectus, we are in preliminary discussions with alternative investors.  We anticipate that any financing arrangement will include the issuance of convertible securities and/or debt.  If we fail  to repay the outstanding principal and accrued interest on the Notes on or before October 19, 2006, such failure will constitute an event of default (as defined in the Notes) and the amount due the Investors will increase to $2,400,000 plus accrued interest.  In such circumstances, the Investors may exercise their rights as first lien holders and, among other remedies, assume our interest in the Washita County well.  This action may be taken by the Investors before the Washita County well beings to generate production revenues and thus deprive us of the main source we would be relying upon to achieve levels of operating income sufficient to meet our operating and capital requirements.  There can be no assurance that we will be able to repay the Notes.

We paid a 10% finders fee of $160,000 and $40,000 to two placement agents, Paladium Capital and Peak Securities, respectively, and incurred legal and accounting costs of approximately $49,000.  These costs were recorded as deferred loan costs and are being amortized to interest expense over the term of the Notes.

The Warrant

As part of the private placement we issued two Class E Common Stock Purchase Warrants for the purchase of 2,107,925 shares of our common stock in the aggragate.  The per share exercise price is $1.186, which is equal to 100% of the fair market value of the common stock on May 30, 2006.  The Class E Warrants are exercisable during the period commencing six (6) months after the Closing Date and until five (5) years after the Closing Date.  Because Approval was not obtained, the maximum amount of shares issuable upon exercise may not exceed 752,072 shares of our common stock.

We also issued Class C Warrants and Class D Warrants as part of the private placement.  These warrants are not exercisable because Approval was not obtained.

Forward-Looking Statements

This prospectus contains forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•               business plans and strategy;

•               exploration and development drilling prospects, inventories, productions, projects and programs;

•               natural gas and oil reserves;

•               ability to obtain permits and governmental approvals;

•               technology;

•               financial strategy;

•               realized oil and gas prices;

•               lease operating expenses, general and administrative costs and funding and development costs;

•               future operating results; and

•               plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “pursue”, “target”, “seek”, “objective”, or “continue”, the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus are based largely on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate.  All readers are cautioned that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking statements due to the many factors including those listed in the “Risk Factors” section and elsewhere in this prospectus.  All forward-looking statements speak only as of the date of this prospectus.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information set forth or incorporated by reference in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, and also adversely affect the value of an investment in our common stock.

General Perspective on the Overall Risks Involved

For the last several years, our traditional GIS data conversion business has been shrinking dramatically, causing us to incur severe operating losses.  Although we have reduced our operating losses in the current fiscal year as a result of cost cutting measures our backlog continues to decline, and we have not been successful in obtaining any significant contracts.  The fixed overhead costs required to perform the remaining contracts preclude us from being able to return to profitability by pursuing our traditional business.  Indeed, without additional cost cutting measures, our cash flow derived solely from this business may be insufficient to meet the operating and capital requirements of this business beyond the current fiscal year.

As we enter into the oil and gas exploration and production business, we are seeking to make investments in oil and gas activities that will result in a level of operating income that will generate cash flow sufficient to meet the operating and capital requirements.  Our acquisitions of the working interests in February-March 2006 were small and will not produce significant cash flows.  Our recent decision to invest $1.7 million in the Washita County well, was intended to provide the potential for significant cash flow.  However, there is no assurance that such cash flow, if any, will be realized.

Moreover, the Investors have exercised their right under the Note to accelerate the maturity of the Notes.  If we are unable to repay the principal and accrued interest on the Notes on or before October 19, 2006, the Investors may exercise their rights as first lien holders and, among other remedies, assume our interest in the Washita County well.  This action may be taken by the Investors before the Washita County well begins to generate production revenues and thus deprive us of the main source we would be relying upon to achieve such level of operating income.  As of the date of this prospectus, if the Note remains outstanding on October 19, 2006, the amount we must pay on that date will be $2,014,575.

In summary, there is no assurance that our intended transition into an oil and gas producer will indeed be seamless.  In other words, a major restructuring of the Company might be necessary if the Washita County well is unsuccessful or if it is ultimately successful but we lose our investments because we are unable to repay the Notes or find alternative financing.

Risks Related to our Traditional Business

Our cash flow may be insufficient to meet our operating and capital requirements.

We currently do not have a line of credit with any lender and rely solely on cash flow from operations to fund future operations and expenditures.  There is no assurance that the cash flow from operations will be sufficient to meet our capital requirements. We must convert accounts receivable and revenue earned in excess of billings to cash in order to meet our operating expenses and debt payments.  If these actions are not sufficient, and we are not able to meet our commitments when due, then we will be forced to liquidate assets and repay our secured creditors with the proceeds.

Our current and former independent auditors have expressed an opinion that there is substantial doubt about our ability to continue as a going concern.

During the fiscal years of 2000 through 2005, and continuing into fiscal 2006, we have experienced significant operating losses with corresponding reductions in working capital and stockholders’ equity, excluding the impact of debt forgiveness.  Our revenues and backlog have also decreased substantially during the same period.  We do not currently have any external financing in place to support operating cash flow requirements.  Our independent auditors issued a going concern qualification on our financial statements for fiscal 2004 and 2005, based on the significant operating losses reported in fiscal 2005 and prior years and a lack of external financing. Our former independent auditors issued a going concern qualification on our financial statements for fiscal 2000, 2001, 2002, and 2003.  As of June 30, 2006, the amount of our accumulated deficit was approximately $33.8 million.

The market for our services is highly competitive and such competition within the GIS service industry has resulted in lower profit margins and reduced volume of new work.

As the GIS services industry has evolved, additional competitors have entered the industry. In addition, improvements in technology have provided both competitors and customers with tools to perform the services we provide, as well as lowered the cost of entry into the GIS services industry. We are facing increased price competition, particularly in the utilities market, from relatively new entrants to the market that perform their work utilizing mostly offshore labor. A number of our competitors or potential competitors have capabilities and resources greater than ours.

Our backlog continues to decrease and we have not signed enough contracts to generate sufficient revenue and profit margin in our traditional business to achieve profitability.

Our backlog has been impacted by changes in GIS industry market conditions.   We believe that the need for our services has been significantly reduced as existing and potential customers have begun using newly emerging technology that has reduced the need for outsourcing GIS data conversion services.  Such services historically accounted for as high as 75% of the total cost of a typical GIS solution.  Specifically, the emergence in recent years of COTS hardware and software solutions for gathering satellite remote sensing base data and topographic, planimetric and cadastral data have given customers increased capabilities to replace our services with an in-house, significantly lower cost alternative.  This shift to COTS, coupled with offerings from service firms with large labor content in India, has resulted in lower margins and increased competition in the industry.  Backlog increases when new contracts are signed and decreases as revenues are recognized.  These changes in industry market conditions have resulted in a reduction of the execution of new contracts and the renewal of expiring contracts, thus causing a decrease in our backlog.  At September 30, 2005, and 2004, backlog was $4.0 and $6.5 million, respectively.  At December 31, 2005, March 31, 2006 and June 30, 2006, backlog was $2.9 million, $1.4 million and $1.9 million, respectively.  Effective August 1, 2006, we sold selected assets associated with our Waukesha, Wisconsin operations.  The contracts that were assigned to the buyer in that sale represented $1.6 million or our $1.7 million backlog as of July 31, 2006.

Our customer contracts may be adversely modified, changed or terminated prior to the expiration of the contract terms.

Most of our revenue is earned under long-term, fixed-price contracts. Our contractual obligations typically include large projects that will extend over six months to four years. These long-term contracts entail significant risks, including:

•                 Our ability to estimate our costs accurately is critical to ensuring the profitability of projects.

•                 Our skill at controlling costs under such fixed-price contracts once in production is required for profitable operations.

•                 Contracts may be signed with a broad outline of the scope of the work, with detailed specifications prepared after a contract is signed. In preparing the detailed specifications, customers may negotiate specifications that reduce our planned project profitability.

•                 Customers may increase the scope of contracts and we must negotiate change orders to maintain planned project profit margins and cash flows.

•                 Customers may request us to slow down or scale back the scope of a project to satisfy their budget or cash constraints. Schedule delays and scope reductions may interrupt workflow, create inefficiencies, and increase cost.

•                 Customers may require a compressed schedule that may place additional strains on cash availability and management’s ability to hire and train personnel required to meet deadlines.

•                 Contracts are generally terminable by the customer on relatively short notice, and it may be difficult for us to recoup our entire investment if a project is terminated prior to completion.

•                 Large, long-term, fixed-price contracts generally increase our exposure to the effects of inflation and currency exchange rate fluctuation.

We experience quarterly variations in our operating results due to external influences beyond our control; such variations could result in a decreased stock value.

Our quarterly operating results vary significantly from quarter to quarter, depending upon factors such as the following:

•                 The timing of customers’ budget processes.  Our customers have greatly reduced purchasing of technology solutions over the past four years. This reduction, broadly reflective of technology spending in general, may create a large demand for additional resources in the future in order to update aging systems.

•                 Slowdowns or acceleration of work by customers.  Our contracts are generally scheduled for completion over many months or perhaps years.  If delivery schedules are accelerated or delayed, our revenues may fluctuate accordingly.  Costs generally increase when a schedule is lengthened due to the additional management and administrative costs associated with a longer project.

•                 The impact of weather conditions on the ability of our or subcontractors to obtain satisfactory aerial photography or field data.  Some of the data is collected in the field at the customer’s location.  Winter weather conditions and other adverse weather can greatly impact our ability to collect data bundles and thereby generate revenue.  Similarly, cloudy conditions or snow cover impacts the collection of accurate aerial photography.

For these reasons, period-to-period comparisons of our results of operations are not and will not be necessarily a reliable indication of future performance.  The fluctuations of our operating results could result in a decreased value of our stock.  We also could experience inconsistent quarterly revenues as a result of general weak economic conditions as customers defer projects or cancel planned expenditures.

In order to obtain new business, we would need to invest in research and development to remain competitive.

We have devoted limited resources to developing and acquiring specialized data collection and conversion hardware and software. We  have not  invested in, acquired, or developed new and enhanced technology  that might enable us to enhance our service offerings.  Competitors have introduced new products and services that embody new technologies and have adapted their products and services to emerging industry standards, and we believe it is unlikely that we will be able to obtain new business.

We may be unable to protect our proprietary rights, permitting competitors to duplicate our products and services.

We do not have any patent protection for our products or technology.  Third parties could independently develop technology similar to ours, obtain unauthorized access to our proprietary technology or misappropriate technology to which we have granted access.  Because our means of protecting our intellectual property rights may not be adequate, it may be possible for a third party to copy, reverse engineer or otherwise obtain and use our technology without authorization. Unauthorized copying, use or reverse engineering of our products could result in the loss of current or future customers.

Our business comes from two core markets and adverse changes in those markets could cause a reduction in the demand for our services.

We derive our revenues primarily from two core markets, utilities and state and local governments. The ongoing consolidation and reduced technology budgets of the utilities industry has and may continue to increase competition and reduce profitability for the GIS services projects of current and potential customers. Also, to the extent that utilities remain regulated, legal, financial and political considerations may constrain the ability of utilities to fund geographic information systems. Many state and municipal entities are subject to legal constraints on spending, and a multi-year contract with any such entity may be subject to termination in any subsequent year if the entity does not choose to appropriate funds for such contracts in that year. Moreover, fundamental changes in the business practices or capital spending policies of any of these customers, whether due to budgetary, regulatory, technological or other developments or changes in the general economic conditions in the industries in which they operate, could cause a material reduction in demand by such customers for the services we offer. Any such reduction in demand could have a significant adverse impact on our net revenue levels.

The unavailability of a skilled labor force may hinder our ability to produce accurate, cost-effective solutions to meet the terms of our contracts.

Our business is labor-intensive and requires trained employees. We compete for qualified personnel against numerous companies, including more established companies with significantly greater financial resources than ours. Our business, financial condition and results of operations could be materially adversely affected if we are unable to hire qualified personnel or if we are unable to retain qualified personnel in the future.  High turnover among our employees could increase our recruiting and training costs, could affect our ability to perform services and earn revenues on a timely basis and could decrease operating efficiencies and productivity.  In addition, a significant portion of our costs consists of wages to hourly workers. An increase in hourly wages, costs of employee benefits or employment taxes could increase our other general and administrative costs and thereby reduce our net income. We reduced our staff in 2005 to meet the lower demands of our existing business, and we experienced additional loss of personnel in fiscal 2005, and thus far in fiscal 2006, due to the uncertainty of the acquisition of new GIS contracts.

If we are unable to retain the members of our senior management team our business operations may be adversely impacted.

Our success depends upon the continued service of our key employees:  Lori A. Jones, Chief Executive Officer, Barry B. Golko, Chief Accounting Officer and Donald L. Fryhover, Senior Vice President.  Our ability to retain our management team is an important factor in our turnaround program and our ability to pursue our overall business plan.  While we have an employment agreement with Ms. Jones, there is no assurance that we will be able to retain the services of such key personnel.  We do not maintain any key personal life insurance policies.  Layoffs in recent years may impair our ability to retain and recruit other key personnel.  The loss or interruption of the services of Ms. Jones, or Messrs. Golko or Fryhover could have a material adverse effect on our business, financial condition and results of operations.  Our future financial results will also depend upon our ability to attract and retain highly skilled technical, managerial and marketing personnel.

The unavailability or unsatisfactory performance of our subcontractors may affect our ability to deliver quality services to our customers.

Certain of our services require us to perform tasks that are outside our expertise such as the acquisition of aerial photography.  We are dependent upon the continued availability of third party subcontractors for such production tasks.  We also use subcontractors for work similar to that performed by our own employees such as field data acquisition.  The insufficient availability of or unsatisfactory performance by these unaffiliated third-party subcontractors could have a material adverse effect on our business, financial condition and results of operations due to delays in project schedules, product quality and increased costs of production.

The unsatisfactory performance or unavailability of overseas subcontractors may impact our ability to profitably perform services under existing contracts.

We utilize subcontractors in India and may from time to time use subcontractors in other overseas locations to perform certain tasks such as data conversion at lower costs than could be achieved in the United States.  Our ability to perform services under some existing contracts on a profitable basis is dependent upon the continued availability of our overseas subcontractors and the quality of their work.

We receive some business from referrals and any reduction in those referrals could affect our business.

A portion of our sales is the result of referrals derived, either directly or indirectly, from engineers, software developers and consultants in the GIS industry. We believe that our continued success in the GIS services market is dependent, in part, on our ability to maintain current relationships and to cultivate additional relationships with other industry participants. Such participants could acquire a GIS data collection or data conversion business or businesses or form other relationships with our competitors. There can be no assurance that relationships with GIS consultants will continue to be a source of business for us. Our inability to maintain such relationships or to form new relationships could reduce our ability to obtain new business and maintain existing business, thereby reducing our revenue.

Successful implementation of our turnaround efforts and the expansion of our business lines is required to return the Company to profitability.

The successful implementation of our turnaround efforts requires the cooperation of customers, subcontractors, vendors, lenders, outside professionals and employees. There can be no assurance that the specific strategies designed to return our GIS conversion data operations to profitability and positive cash flow can be implemented to the extent and in the timeframe planned. We have implemented financial and operational restructuring plans designed to improve operating efficiencies, reduce and eliminate cash losses and position ourselves for profitable operations.  Although we have reduced the size of our operating losses,  we have not been successful in acquiring new contracts, and it is unlikely that we can achieve a proper volume of business necessary to return to profitability.  Additionally, delays and difficulties in realizing cost savings, retaining employees and other turnaround efforts could result in further operating losses and a decrease or loss in the value of your investment.  Furthermore, as stated elsewhere in this section, we may not be able to expand our business lines into the energy sector, and such expansion may not result in profitable operations.  See Risks Related to Our Entry Into the Oil and Gas Business below.

Risks Related To Our Entry Into The Oil and Gas Business.

The results of oil and gas investments may yield revenue which falls short of expectations causing harm to our business.

Although several oil and gas investments have been made, the Washita County well is our largest investment to date and therefore significant emphasis has been placed upon this investment. Although the Adrienne 1-9 is an offset well to a significant producer of natural gas, there is no assurance that this well will be a producer of  natural gas.  There is also no assurance that, upon completion, the well will ultimately yield production in amounts necessary to support the financial projections.  In either case, we will not realize the revenue expected by us.  In the extreme case, where no revenue is realized because the operator was forced to plug and abandon the well, our overall business will be significantly harmed, we may be forced to liquidate our assets.

The Investors may force us to give up our participation in the Washita County well and, possibly, to restructure the Company.

On September 19, 2006, the Investors, as holders of a first lien on our assets, exercised their rights and accelerate the maturity date of the Notes to October 19, 2006.  If the Note remains outstanding on October 19, 2006, the amount we must pay on that date will be $2,014,575.  In order to meet this obligation, we need to raise additional capital and/or liquidate assets.  If we are unable to raise additional capital, the Investors may exercise their rights to foreclose on our assets, including the participation in the Washita County well.  If the foreclosure takes place while the well is being drilled and before it can be determined that our share of the proven gas reserves has a value exceeding 120% of the principal and accrued interest of the Notes, we may lose our entire participation in the well.  Under such circumstances, we will be forced to restructure the Company.

If we are unable to successfully recruit additional qualified personnel having experience in oil and gas exploration, our business may be harmed and we may not be able to expand our operations as planned.

In April 2006, we hired Donald L. Fryhover, who, as Senior Vice President of the Company, has been managing our oil and gas activities.  Other than Mr. Fryhover, we do not have qualified personnel who have experience in oil and gas exploration and production.   In order to successfully implement and manage our entry into the oil and gas business, we will have to recruit our own qualified personnel having experience in the oil and gas exploration and production business. Competition in the oil and gas sector for qualified individuals is intense.  We may not be able to find, attract and retain qualified personnel on acceptable terms.

If we are unable to obtain additional funding our business operations will be harmed.

We believe that our current cash position will be sufficient to meet our share of the operating expenses and capital expenditures required to exploit completely the oil and gas interests we have acquired thus far, including the Washita County well.  However, in order to fully implement our strategy of transitioning into the oil and gas sector, we will need to acquire additional oil and gas interests and will, therefore, require additional funding.  Although we may receive approximately $1,080,748 from the exercise of the Class A and Class B Warrants, and up to approximately $891,957, less expenses, from the exercise of the Class E Warrants described in this prospectus, we have no way of estimating the ultimate amount that we will receive from the exercise of warrants.  Also, we do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms.  Insufficient funds may prevent us from implementing our business strategy.

Competition in the oil and gas industry is intense, which may adversely affect our ability to succeed.

The oil and gas industry is intensely competitive and we compete with other companies that have greater resources.  Many of these companies not only explore for and produce oil and gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis.  These companies may be able to pay more for productive oil and gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.  In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and gas market prices.  Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position.  Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.  In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and gas properties.

The marketability of natural resources is affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulations concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Our business involves numerous operating hazards.

Our operations, including the Washita County well, are subject to certain hazards inherent in drilling for oil or gas, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings or fires.  The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel.  Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages.  Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires.  We may also be subject to damage claims by other oil and gas companies.

Although we and the operators we engage will maintain insurance in the areas in which we operate, pollution and environmental risks generally are not fully insurable.  Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have insurance coverage or rights to indemnify for all risks.  If a significant accident or other event occurs and is not fully covered by insurance or other contractual indemnity, it could adversely affect our financial position and results of operations.

Risks Relating To Our Common Stock

We have outstanding preferred stock and “blank check” preferred stock that could be issued resulting in the dilution of common stock ownership.

Our Articles of Incorporation allow the board of directors to issue up to 2,500,000 shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the shareholders. The outstanding shares of our Series A Convertible Preferred Stock, together with the related warrants and possible dividends paid in kind, are convertible into a total of 242,079 shares of common stock, an amount which is approximately 6.41% of the 3,779,256 shares of common stock currently outstanding as of the date of this prospectus.  When converted, these shares will represent a dilution to the existing shareholders.  The preferred stock holds dividend priority and a liquidation preference over shares of our common stock.  Our common stock will be subject to additional dilution if our board of directors utilizes its right to issue additional shares of preferred stock that is convertible into common stock. Thus, the rights of the holders of common stock are and will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that we have previously issued and any preferred stock that we may issue in the future. Any such issuance could be used to discourage an unsolicited acquisition proposal by a third party.

Existing shareholders may experience very significant dilution from the sale of our common stock pursuant to this prospectus.

The sale of our common stock pursuant to this prospectus will have a very significant dilutive impact on our shareholders.  Up to 752,072 shares of common stock could be issuable upon the exercise of the Class E Warrants, representing 19.9% of the 3,779,256 shares issued and outstanding as of the date of this prospectus.  However, the Maximum Holder Exercise Limitation described in section entitled “The Private Placement” is likely to cause the exercise of the Class E Warrants to extend over the entire combined five year exercise period and might even prevent the exercise of a portion of the Class E Warrants.  Nevertheless, it is highly probable and unavoidable that our net income per share will decrease in future periods and the market price of our common stock could decline. If our stock price decreases, then our existing shareholders would experience greater dilution.  Moreover, the perceived risk of dilution may cause our shareholders to sell their shares, which would contribute to a decline in the price of our common stock. Furthermore, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Our stock price is highly volatile and the purchase or sale of relatively few shares can disproportionately influence the share price.

The trading price and volume of our common stock has been and may continue to be subject to significant fluctuations in response to:

•                 actual or anticipated quarterly variations in our operating results;

•                 further changes in the GIS industry or in the industries of any of our customers;

•                 changes in governmental regulation, government spending levels or budgetary procedures;

•                 conditions generally affecting the oil and gas industry;

•                 the success of our business and operating strategy; and

•                 the operating and stock price performance of other comparable companies.

The trading price of the common stock may vary without regard to our operating performance. Historically, we have been a thinly traded stock, therefore relatively few shares traded can disproportionately influence share price.

We face possible delisting from The NASDAQ Capital Market, which could result in a limited trading market for our common stock, and could negatively affect the price of our common stock.

On July 21, 2006, we received a notice from the NASDAQ Stock Market that we were no longer in compliance with the requirements for continued inclusion of our common stock on the NASDAQ Capital Market pursuant to the NASDAQ’s Marketplace Rule 4310(c)(4) (the ‘Rule”) because our common stock closed below $1.00 per share for 30 consecutive business days.  We were given 180 calendar days, or until January 17, 2007, to regain compliance with the Rule.  To regain compliance with the Rule, the closing bid price of our common stock must be $1.00 per share or more for a minimum of 10 consecutive business days before January 17, 2007.

If we fail to comply with the continued listing requirements of the NASDAQ Capital Market, including the Rule and the minimum stockholders equity requirement, we may be delisted from trading on such market, and thereafter trading in our common stock, if any, would be conducted through the over-the-counter market or on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc.  There is no guarantee that an active trading market for our common stock will be maintained on the NASDAQ Capital Market.  You may not be able to sell your shares quickly at the market price, or at all, if trading in our stock is not active.

Future sales of our common stock may cause the stock price to decline.

Sales of substantial amounts of our common stock in the public market, including the shares offered by the selling shareholders pursuant to this prospectus, or the perception that these sales may occur, could cause the market price of our common stock to decline.  In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.  As of October 3, 2006, we had 3,779,256 shares of common stock outstanding, excluding stock options, of which, 3,696,302 shares are freely tradeable.

USE OF PROCEEDS

All of the shares of common stock offered hereby are being offered by the selling shareholders, who will receive all proceeds from such sales. We will not receive any proceeds from the sale of shares of common stock offered by the selling shareholders.  However, we will receive aggregate proceeds of $891,957, less expenses, if and when the Class E Warrants are exercised in full in accordance with their terms.  There can be no assurance that any of those warrants will be exercised or that we will receive any proceeds therefrom.

SELLING SHAREHOLDERS

The selling shareholders are offering for resale up to 752,072 shares of our common stock.  The term “selling shareholder” includes the shareholders listed below and their transferees, pledges, donees or other successors.

The table below sets forth certain information regarding the beneficial ownership of our common stock by the selling shareholders and has been prepared based solely on information provided to us by the selling shareholders.  The selling shareholders may from time to time offer the shares of common stock offered by this prospectus.  We do not know when or in what amounts the selling shareholders will sell any or all of the shares offered by this prospectus.

To our knowledge, neither of the selling shareholders is a registered broker-dealer.  Neither the selling shareholders nor any of their affiliates have held any position or office or had any other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of this prospectus other than as a result of the ownership of our securities.  As of October 3, 2006, none of the selling shareholders has exercised any of

its warrants covered by this prospectus.   We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

Name of Shareholder	Number of Shares Beneficially Owned Prior to the Offering		Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares Covered by this Prospectus	Number of Shares Beneficially Owned After the Offering

Longview Fund, L.P.(2)	564,054		12.99%	564,054	—
Alpha Capital AG(3)	569,837	(4)	13.14%	188,018	381,819

(1)             Percentage ownership is based on 3,779,256 shares of our common stock outstanding as of October 3, 2006.  In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity prior to the offering, we deemed outstanding shares of common stock subject to the warrants held by that person that are currently exercisable or exercisable within 60 days of October 3, 2006. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

(2)             Mr. S. Michael Rudolph  holds voting and dispositive powers for Longview Fund, L.P.  Mr. Rudolph  is the Chief Financial Officer of Viking Management, LLC, investment manager for Longview Fund, L.P.

(3)             Mr. Konrad Ackerman holds voting and dispositive powers for Alpha Capital AG.

(4)             Includes 12,056 shares of common stock held directly, 157,480 shares of common stock issuable upon conversion of 200,000 shares of A Preferred, 15,433 shares of common stock potentially issuable in lieu of cash for payment of dividends on the A Preferred, 98,425 shares of common stock issuable upon the exercise of Class A Warrants and 98,425 shares issuable upon the exercise of Class B Warrants.

PLAN OF DISTRIBUTION

The selling shareholders, their pledgees, donees, transferees or other successors in interest, may from time to time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The selling shareholders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The selling shareholders will determine the specific offering price of the shares from time to time that, at that time, may be higher or lower than the market price of our common stock on the NASDAQ Capital Market. Usual and customary brokerage fees will be paid by each selling shareholder.

The selling shareholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling shareholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The method by which the selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

•                 sales on the NASDAQ Capital Market, the over-the-counter market, or other securities exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

•                 sales in privately negotiated transactions;

•                 sales for their own account pursuant to this prospectus;

•                 through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

•                 cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

•                 purchases by broker-dealers who then resell the shares for their own account;

•                 brokerage transactions in which a broker solicits purchasers;

•                 any combination of these methods of sale; and

•                 any other method permitted pursuant to applicable law.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the selling shareholders.

The selling shareholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion.  In addition and with limiting the foregoing, the selling shareholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by selling shareholders.  The foregoing may affect the marketability of the common stock offered hereby.

Each selling shareholder may be deemed to be an “underwriter” as such term is defined in the Securities Act, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

There can be no assurance that any selling shareholder will sell any or all of the common stock pursuant to this prospectus.  In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of our common stock will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Analytical Surveys, Inc. and subsidiaries as of September 30, 2005 and 2004, and for the years then ended, have been incorporated by reference in this registration statement in reliance upon the report of Pannell Kerr Forster of Texas, P.C. (“PKF”), our independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report of PKF covering the September 30, 2005 financial statements contains an explanatory paragraph that states that the Company has suffered significant operating losses in 2005 and prior years and does not currently have any external financing in place to fund working capital requirements, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room at its offices in Washington, D.C.  Please call the SEC at 1-800-SEC-0330 for more information about the public reference room. Our filings are also available over the Internet at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement that we have filed with the SEC to register the securities offered by this prospectus. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits at the SEC’s public reference room or at the SEC’s website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The documents we incorporate by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below:

•                  Our annual report on Form 10-KSB for the fiscal year ended September 30, 2005 (filed with the SEC on December 28, 2005);

•                  Our quarterly report on Form 10-QSB for the quarter ended December 31, 2005 (filed with the SEC on February 14, 2006);

•                  Our quarterly report on Form 10-QSB for the quarter ended March 31, 2006 (filed with the SEC on May 15, 2006);

•                  Our quarterly report on Form 10-QSB for the quarter ended June 30, 2006 (filed with the SEC on August 14, 2006);

•                  Our current reports on Form 8-K filed with the SEC on October 31, 2005; December 5, 2005; December 13, 2005; January 9, 2006; February 3, 2006; February 16, 2006; February 21, 2006; March 16, 2006; March 24, 2006; April 27, 2006; May 17, 2006; May 19, 2006; June 5, 2006; July 28, 2006; August 28, 2006; and September 22, 2006;

•                  The description of our common stock set forth in our registration statement on Form S-2 filed on April 18, 1996;

•                  The definitive proxy on Schedule 14A filed with the SEC on July 25, 2006; and

•                  All documents filed by us with the SEC pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

Analytical Surveys, Inc.

9725 Datapoint Drive, Suite 300B

San Antonio, Texas 78229

Attn: Lori Jones

(210) 657-1500

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

ANALYTICAL

SURVEYS, INC.

PROSPECTUS

Common Stock

(no par value)

                         , 2006

[Back cover]

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The fees and expenses payable by us in connection with the issuance and distribution of the common stock of Analytical Surveys, Inc. (the “Company”) registered hereunder are as follows:

Securities and Exchange Commission registration fee	$56
*Legal fees and expenses	20,000
*Accounting fees and expenses	10,000

Total	$30,056

*	Estimated

The selling shareholders have not paid any portion of the registration expenses.

Item 15.	Indemnification of Directors and Officers.

Section 7-108-402 of the Colorado Business Corporation Act (the “Act”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403, or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Company’s articles of incorporation contain such a provision.

Section 7-109-103 of the Act provides, that a corporation organized under Colorado law shall be required to indemnify a person who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan (a “Director”) of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.

Section 7-109-102 of the Act provides, generally, that a corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

i

Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

In addition, the Company’s articles of incorporation provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a Proceeding (or part thereof) initiated by such indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

The Company’s articles require that the Company maintain insurance to protect itself and any Director, officer, employee or agent of the corporation or another corporation, partnership. joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Act.

The Company’s articles of incorporation provide that the Company shall indemnify any Director or officer, or former director or officer, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock, or of which it is a creditor, and the personal representative of all such persons, against expenses actually and necessarily incurred by him in connection with the defense of any Proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such Proceeding, to be liable for negligence or misconduct in the performance of duty; but such indemnification shall not be deemed exclusive of any other rights to which such Director or officer may be entitled, under any by-law, agreement, vote of shareholders, or otherwise, nor shall anything herein contained restrict the right of the Company to indemnify or reimburse such person in any proper case, even though not specifically herein provided for.

Item 16.	Exhibits.

4.1	Form of Stock Certificate (incorporate by reference to Exhibit the Company’s Registration Statement on Form S-18 (Registration No. 2-93108-D)).

4.2*	Subscription Agreement dated May 31, 2006.

4.3*

Class E Common Stock Purchase Warrant dated May 31, 2006 issued to Longview Fund L.,P. (The Class E Common Stock Purchase Warrant issued to Alpha Capital AG has been omitted. The only material difference between Exhibit 4.3 and the omitted Class E Warrant issued to Alpha Capital AG is that the Class E Warrant issued to Alpha Capital AG is for a right to purchase 526,981 shares of the Company’s Common Stock.)

5.1*	Opinion of Locke Liddell & Sapp LLP

23.1	Consent of Pannell Kerr Forster of Texas, P.C.

23.2*	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

24.1*	Power of Attorney

*  previously filed

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement (other than as provided in the note to Item 512(a)(1) of Regulation S-B): (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any additional or changed material information in the plan of distribution.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and (iv) any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed part of and included in the registration statement as of the date it is first issued after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 4, 2006.

ANALYTICAL SURVEYS, INC.

By:	/s/ Lori A. Jones

Lori A. Jones Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

SIGNATURE	TITLE	DATE

/s/ LORI A. JONES	Chief Executive Officer (Principal	October 4, 2006
Lori A. Jones	Executive Officer)

/s/ BARRY GOLKO	Chief Accounting Officer (Principal	October 4, 2006
Barry Golko	Financial and Accounting Officer)

/s/ *	Chairman of the Board	October 4, 2006
R. Thomas Roddy

/s/ *	Director	October 4, 2006
Edward P. Gistaro

/s/ *	Director	October 4, 2006
Rad Weaver

*By:	/s/ Lori A. Jones	October 4, 2006
Lori A. Jones
Attorney-in-fact